UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 18, 2009

SOUTH TEXAS OIL COMPANY
(Exact name of Registrant as specified in charter)

Nevada	0-50732	74-2949620
(State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification)

300 E Sonterra Blvd, Suite 1220, San Antonio, TX		78258
(Address of principal executive offices)		(Zip Code)

(210)545-5994 (Telephone) (210)545-3317 (Fax)
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act   (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 Entry into a Material Definitive Agreement

On February 23, 2009, the Company disclosed in a Form 8-K that it had entered into a comprehensive debt restructuring and related agreements with Longview Fund L.P., its largest stockholder.  The debt restructuring includes the exchange of Notes for shares of Series A Convertible Preferred Stock and a separate debt/non-core asset exchange.  The definitive agreements with Longview eliminated $27.3 million of senior secured debt (including accrued interest), which closed effective May 18, 2009.  The exchange of debt for shares of Series A Convertible Preferred Stock was subject to stockholder approval.

On April 24, 2009, the Company filed a Definitive Information Statement on Schedule 14C with the Securities and Exchange Commission (“SEC”) to notify all of its stockholders that a majority of the voting power of our shares of common stock had, by a consent action, approved the issuance of the shares of Series A Convertible Preferred Stock in exchange for the cancellation of Notes.  The stockholder consent actions became effective 20 days after the Definitive Information Statement on Schedule 14C was first mailed to its stockholders, which mailing occurred on April 24, 2009.

With the effectiveness of the stockholder consent, on May 18, 2009, the Company issued to Longview approximately 1.75 million shares of Series A Convertible Preferred Stock in exchange for the surrender and cancellation of approximately $17.5 million of Notes held by Longview.  Each share of Series A Convertible Preferred Stock has a stated value equal to $10.00 per share, has no coupon rate, does not pay dividends, and has no voting rights.  The shares of Series A Convertible Preferred Stock are convertible into shares of the Company’s common stock at any time subsequent to 90 days after the closing of the exchange at a conversion price of $0.50 per share of common stock.  Longview’s right to convert the Series A Convertible Preferred shares, however, is subject to a 9.99% limitation on ownership of the Company’s common stock at one time.  As the Company’s largest stockholder, the 9.99% stock ownership limitation will prevent Longview from converting any of the Preferred Stock without first selling at least 5.45 million restricted shares of the Company’s common stock that it currently owns.

On May 18, 2009, the Company simultaneously closed an asset purchase and sale agreement with Longview to convey the Company’s interest in its Colorado DJ Basin oil and gas properties and one of its drilling rigs and associated assets to affiliates of Longview for a combined total of $9.8 million, which has been applied to discharge and satisfy $9.8 million in debt.  The Colorado property disposition includes approximately 217,000 barrels of oil equivalent (Boe) of proved reserves and an estimated 18 Boe per day of net production.  The Colorado property disposition includes the Company’s entire 37.5% non-operated working interest in 23,111 gross (8,666 net) mineral acres.

The February 2009 agreements and the Company’s Series A Preferred Certificate of Designations have been filed with our February 23, 2009 Form 8-K as Exhibit 99.1 through 99.4 and are incorporated by reference.  The description of these transactions above is qualified in its entirety by reference to Exhibits 99.1 through 99.4.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits	Description

	99.1*	Securities Exchange Agreement
	99.2*	Series A Convertible Preferred Certificate of Designations
	99.3*	Asset Purchase and Sale Agreement
	99.4*	Asset Purchase Waiver and Consent
	99.5	Press Release May 20, 2009
* Filed with our February 23, 2009 Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2009

South Texas Oil Company

By:	/s/ Michael J. Pawelek
Michael J. Pawelek, Chief Executive Officer

EXHIBIT INDEX

Exhibit Index	Description

99.1*	Securities Exchange Agreement
99.2*	Series A Convertible Preferred Certificate of Designations
99.3*	Asset Purchase and Sale Agreement
99.4*	Asset Purchase Waiver and Consent
99.5	Press Release May 20, 2009
* Filed with our February 23, 2009 Form 8-K